Exhibit 10.23

Notice of Grant of Stock Appreciation Rights and Award Agreement	SVB FINANCIAL GROUP ID: 94-2875288 3003 Tasman Drive Santa Clara, CA 95054
Grant Agreement:
Participant Name: ###PARTICIPANT_NAME###	Grant Name: ###GRANT_NAME###
Employee Number: ###EMPLOYEE_NUMBER###	Date of Grant: ###ISSUE_DATE###
Total Stock Appreciation Rights: Total ###DICTIONARY_AWARD_NAME###: ###TOTAL_AWARDS###	Expiry/Expiration Date: ###EMPLOYEE_GRANT_EXPIRY_DATE###
Plan: 2006 Equity Incentive Plan	Grant Price: ###GRANT_PRICE### ###GRANT_PRICE_REM_START### ###GRANT_PRICE_REM_END###
###EMPLOYEE_GRANT_VEST_SCHEDULE_TABLE###	###EMPLOYEE_GRANT_NUMBER###
Form of Payment: [Shares / Cash Payment]

Effective on the Date of Grant listed above, you have been granted an award of Stock Appreciation Rights (“SARs”) under the SVB Financial Group 2006 Equity Incentive Plan, as amended from time to time (the “Plan”) at the Grant Price listed in the Grant Agreement above.

The SARs will become fully vested on the dates shown in the Vesting Schedule, subject to you continuing to be a Service Provider through each such date, Notwithstanding the foregoing, if your status as a Service Provider terminates as a result of your death or Disability, then 100% of the SARs will fully vest.

The SAR and any Shares, cash, or other property acquired in connection with the exercise of the SAR will be subject to the terms and conditions of any malus or clawback policy adopted by the Company and as may be in effect from time to time, which will survive your termination as a Service Provider.

By your acceptance and the Company’s signature below, you and the Company agree that these SARs are granted under and governed by the terms and conditions of the Company’s 2006 Equity Incentive Plan and this Global Stock Right Appreciation Award Agreement, including any country appendix, all of which are attached and made a part of this document.

###HR_SIGNATURE###
SVB Financial Group	Date

Participant Name	Date

SVB FINANCIAL GROUP

GLOBAL STOCK APPRECIATION RIGHT AWARD AGREEMENT
                SVB Financial Group (the “Company”), has granted to you a Stock Appreciation Right (“SAR”) pursuant to its 2006 Equity Incentive Plan, as amended from time to time (the “Plan”) and this Global Stock Appreciation Right Award Agreement, including any country-specific terms and conditions for your country set forth in the Appendix for Non-U.S. Participants (the “Appendix”) attached hereto as Appendix A (together with the Global Stock Appreciation Right Award Agreement, the “Award Agreement”).

               Defined terms not explicitly defined in this Award Agreement shall have the same definitions as in the Plan or in the Notice of Grant of Stock Appreciation Rights (“Notice of Grant”), to which this Award Agreement is attached.

                The details of your SAR are as follows:

1.VALUE OF THE SAR. The SAR shall entitle you, upon exercise of the SAR (in whole or in part), to receive from the Company an amount payable in the form of Shares or cash, determined by the Company in its discretion, by multiplying:

(a)the appreciated value of one Share, calculated as the Fair Market Value of one Share on the date of exercise minus the Grant Price as shown in the Notice of Grant; by

(b)the number of Shares with respect to which the SAR is exercised.

The Grant Price shall be no less than one hundred percent (100%) of the Fair Market Value of the Common Stock on the Date of Grant of the SAR.
2.VESTING.  Subject to the limitations contained herein, the SAR will vest (become exercisable) as set forth in the Notice of Grant until either (i) you cease to be a Service Provider for any reason, or (ii) this SAR becomes fully vested. Notwithstanding the foregoing, if your status as a Service Provider terminates as a result of your death or Disability, the SAR will fully vest. For purposes of this SAR, your status as a Service Provider will be considered terminated as of the date you are no longer actively providing services to the Company or one of its Affiliates (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are employed or the terms of your employment agreement, if any), and unless otherwise expressly provided in this Award Agreement or determined by the Company, (i) your right to vest in this SAR under the Plan, if any, will terminate as of such date; and (ii) the period (if any) during which you may exercise this SAR shall be measured by the date upon which your employment with your employer (the “Employer”) and any notice period has ended. For the avoidance of doubt, employment shall include any contractual notice period or period of “garden leave” or similar period mandated under employment laws in the jurisdiction where you are employed or the other terms of your employment agreement, if any. The Committee shall have the exclusive discretion to determine when you are no longer employed for purposes of the SAR.
3.FORM OF PAYMENT. The Company shall satisfy its obligation upon your exercise of the SAR (in whole or in part) in Shares or cash payment, at the Company’s discretion, based upon the fair market value of the Common Stock on the date of exercise. Notwithstanding the foregoing, if the SAR is settled in Shares, no fractional Shares shall be distributed in settlement of the SAR, and any portion of the SAR which would be settled in a fractional Share shall be paid to the Participant in cash.
4.SECURITIES LAW COMPLIANCE.  Notwithstanding anything to the contrary in the Plan or this Award Agreement, unless there is an available exemption from any registration, qualification or other legal requirement applicable to the Shares, the Company shall not be required to deliver any Shares issuable upon exercise of the SAR prior to the completion of any registration or qualification of the Shares under any U.S. or non-U.S. local, state, or federal securities or exchange control law or under rulings or regulations of the U.S. Securities and Exchange Commission (“SEC”) or of any other governmental regulatory body, or prior to obtaining any approval or other clearance from any U.S. or non-U.S. local, state, or federal governmental agency, which registration, qualification or approval the Company shall, in its absolute discretion, deem necessary or advisable. You understand that the Company is under no obligation to register or qualify the Shares with the SEC or any state or foreign securities commission or to seek approval or clearance from any governmental authority for the issuance or sale of the shares. Further, you agree that the Company shall have unilateral authority to amend the Plan and the Award Agreement without your consent to the extent necessary to comply with securities or other laws applicable to issuance of shares.
5.TERM.  The term of this SAR commences on the Date of Grant and expires on the Expiration Date, unless this SAR expires sooner as set forth below or in the Plan.  In no event may this SAR be exercised on or after the Expiration Date.  This SAR shall terminate prior to the Expiration Date as follows:  three (3) months after your termination as a Service Provider unless one of the following circumstances exists:

(a)Your termination as a Service Provider is due to your Disability.  This SAR will then expire on the earlier of the Expiration Date set forth above or twelve (12) months following such termination.

(b)Your termination as a Service Provider is due to your death.  This SAR will then expire on the earlier of the Expiration Date set forth above or twelve (12) months after your death.

(c)Your termination as a Service Provider is due to Cause (as defined in the Plan).  This SAR will then expire on the date of such termination.

(d)If during any part of such three (3)-month period you may not exercise your SAR solely because of the conditions set forth in Section 4 above, then your SAR will not expire until the earlier of the Expiration Date set forth above or until this SAR shall have been exercisable for an aggregate period of three (3) months after your termination as a Service Provider.

(e)If your exercise of the SAR within three (3) months after your termination as a Service Provider would result in liability under Section 16(b) of the Exchange Act, then your SAR will expire on the earlier of (i) the Expiration Date set forth above, or (ii) the tenth (10th) day after the last date upon which exercise would result in such liability.

(f)However, this SAR may be exercised following your termination as a Service Provider only as to that number of Shares as to which it was exercisable on the date of termination under the provisions of Section 2 of this Award Agreement.

6.    [RESERVED.]

7.             EXERCISE.

(a)           This SAR is exercisable by (i) delivery of an exercise notice, in the form and manner determined by the Administrator, or (ii) following an electronic or other exercise procedure prescribed by the Administrator, which in either case shall state the election to exercise the SAR, the number of Shares in respect of which the SAR is being exercised, and such other representations and agreements as may be required by the Company pursuant to the provisions of the Plan. You shall provide payment of any applicable Tax-Related Items (as defined in Section 10, herein) arising in connection with such exercise. This SAR shall be deemed to be exercised upon receipt by the Company of a fully executed exercise notice or completion of such exercise procedure, as the Administrator may determine in its sole discretion, accompanied by any applicable Tax-Related Items (as defined in Section 10, herein).

(b)           By exercising this SAR you agree that, as a precondition to the completion of any exercise, you must satisfy the Tax-Related Items in accordance with Section 10, herein.

 8.             TRANSFERABILITY.

(a)           This SAR is not transferable, except by will or by the laws of descent and distribution, and is exercisable during your life only by you.

(b)           The terms of this Award Agreement (including, without limitation, Section 5(b) relating to termination as a result of death) shall apply to your beneficiaries (provided such beneficiaries have been designated prior to your death in a form acceptable to the Administrator) and executors and administrators including the right to agree to any amendment of the applicable Award Agreement.

(c)           An SAR shall be exercised only by you (or your attorney in fact or guardian) or, in the case of your death, by the your executor or administrator, and no cash will be paid or Shares issued by the Company unless the exercise of an SAR is accompanied by sufficient payment, as determined by the Company, to meet the Tax-Related Items (as defined in Section 10, herein) on such exercise or by other arrangements satisfactory to the Committee to provide such payment.

9.    ACKNOWLEDGMENTS. You acknowledge and agree to the following:

•the Plan is discretionary in nature and the Administrator may amend, suspend, or terminate it at any time;
•the grant of this SAR is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of SARs, or benefits in lieu of the SARs even if SARs have been granted in the past;
•all determinations with respect to future SAR or other grants, if any, will be at the sole discretion of the Administrator;
•your participation in the Plan is voluntary;
•this SAR and any cash payment or Shares acquired under the Plan and the income from and value of same, are not part of normal or expected compensation for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, holiday pay, pension or retirement or welfare benefits or similar payments;
•the future value of the Shares is unknown, indeterminable, and cannot be predicted with certainty;
•the SAR and any Shares, cash, or other property acquired in connection with the exercise of the SAR will be subject to the terms and conditions of any clawback policy adopted by the Company and as may be in effect from time to time, which will survive your termination as a Service Provider;
•if the underlying Shares do not increase in value, this SAR will have no value;
•if you exercise this SAR and acquire Shares, the value of such Shares may increase or decrease in value, even below the SAR Price;
•neither the Plan nor the SAR shall be construed to create a right to employment or be interpreted as forming an employment or service contract with the Company, your Employer (the “Employer) or any Affiliate, and shall not interfere with the ability of the Company, the Employer or any Affiliate, as applicable, to terminate your status as a Service Provider (if any);
•no claim or entitlement to compensation or damages shall arise from forfeiture of this SAR resulting from the termination of your status as a Service Provider (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are employed or the terms of your employment agreement, if any);
•unless otherwise provided in the Plan or by the Company in its discretion, this SAR and the benefits evidenced by this Award Agreement do not create any entitlement to have this SAR or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Shares of the Company;
•the following provisions apply only if you are providing services outside the United States:
▪this SAR, cash payment and the Shares subject to this SAR, and the income from and value of same, are not part of normal or expected compensation or salary for any purpose; and
▪neither the Company, the Employer nor any Affiliate shall be liable for any foreign exchange rate fluctuation between your local currency and the United States Dollar that may affect the value of this SAR or of any amounts due to you pursuant to the exercise of this SAR or the subsequent sale of any Shares acquired upon exercise.
10.    WITHHOLDING OF TAXES. The Company or one of its Affiliates shall assess tax and social insurance liability and requirements in connection with your participation in the Plan, including, without limitation, income tax, social insurance, payroll tax, fringe benefit tax, payment of account or other tax related items related to your participation in the Plan and legally applicable to you (the “Tax-Related Items”). These requirements may change from time to time as laws or interpretations change. Regardless of the actions of the Company or if different, the Employer, you hereby acknowledge and agree that the Tax-Related Items liability is and remains your responsibility and liability.

You acknowledge that the Company’s obligation to issue Shares or make payment in connection with the SAR shall be subject to satisfaction of the Tax-Related Items liability. By your acceptance of the SAR and in exercising the SAR, you authorize the Company, the Employer or any brokerage firm determined acceptable to the Company to sell on your behalf that number of whole number of Shares from those Shares issued to you as the Company determines to be sufficient to satisfy the obligation for Tax Related Items unless you are not receiving Shares upon exercise or such method of exercise is not available to you under the terms of the Appendix or as otherwise determined by the Company. Alternatively, or in addition thereto, you further authorize the Company or the Employer to satisfy the Tax-Related Items withholding liability by deducting an amount from the cash payment, if any, made to you pursuant to the exercise or from your wages or other cash compensation to be paid to the you by the Company or the Employer. The Company and/or the Employer may withhold or account for Tax-Related Items by considering statutory withholding amounts or other withholding rates, including maximum applicable rates in your jurisdiction(s), in which case you may receive a refund of any over-withheld amount in cash and will have no entitlement to the equivalent amount in Shares. Finally, you agree to pay the Company or the Employer any Tax-Related Items withholding liability that cannot be satisfied by one of the methods of exercise set forth in this Award Agreement and authorized under the Plan.
11.    [RESERVED.]
12.    COMPLIANCE WITH APPLICABLE LAWS. The vesting and exercise of the SAR under the Plan and the issuance, transfer, assignment, sale, or other dealings of the Shares shall be subject to compliance by the Company (or any Affiliate) and you with all Applicable Laws.
13.    ELECTRONIC DELIVERY. The Company may, in its sole discretion, decide to deliver any documents related to the SAR awarded under the Plan or future SARs that may be awarded under the Plan by electronic means or request your consent to participate in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company. Electronic execution of this Award Agreement and/or other documents shall have the same binding effect as a written or hard copy signature and accordingly, shall bind you and the Company to all of the terms and conditions set forth in the Plan, this Award Agreement and/or such other documents.
14.    NOTICES.  Any notices provided for in this SAR or the Plan shall be given in writing and shall be deemed effectively given upon receipt or, in the case of notices delivered by the Company to you, five (5) days after deposit in the United States mail, postage prepaid, addressed to you at the address specified below or at such other address as you hereafter designate by written notice to the Company.
15.    GOVERNING PLAN DOCUMENT.  This SAR is subject to all the provisions of the Plan, a copy of which is attached hereto and its provisions are hereby made a part of this SAR, and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan.  In the event of any conflict between the provisions of this SAR and those of the Plan, the provisions of the Plan shall control.
16.    NO ADVICE REGARDING GRANT. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding your participation in the Plan, the cash payment or your acquisition or sale of the underlying Shares. You should consult with your own personal tax, legal and financial advisors regarding your participation in the Plan before taking any action related to the Plan.
17.    AGREEMENT SEVERABLE. In the event that any provision in this Award Agreement will be held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Award Agreement.

18.    LANGUAGE. You acknowledge that you are proficient in the English language, or have consulted with an advisor who is sufficiently proficient in English, so as to allow you to understand the terms and conditions of this Award Agreement. If you have received this Award Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.
19.    APPENDIX. Notwithstanding any provisions in this Award Agreement, if you reside outside the United States at any time during the life of this SAR, your participation in the Plan shall be subject to the Appendix for Non-U.S. Participants attached hereto as Appendix A. Moreover, if you relocate to one of the countries included in the Appendix, the special terms and conditions will apply to you, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Appendix constitutes part of this Award Agreement.
20.    GOVERNING LAW AND VENUE. This Award Agreement will be governed by the laws of the State of California, without giving effect to the conflict of law principles thereof. For purposes of litigating any dispute that arises under this SAR or this Award Agreement, the parties hereby submit to and consent to the jurisdiction of the State of California, and agree that such litigation shall be conducted in the courts of Santa Clara County, California, or the federal courts for the United States for the Northern District of California, and no other courts, where this Award Agreement is made and/or to be performed.
21.    IMPOSITION OF OTHER REQUIREMENTS. The Company reserves the right to impose other requirements on your participation in the Plan, this SAR and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
22.    INSIDER TRADING/MARKET ABUSE RESTRICTIONS. By accepting the SARs, you acknowledge that you are bound by all the terms and conditions of the Company’s insider trading policy as may be in effect from time to time. You further acknowledge that, depending on your or your broker’s country or the country in which the Shares are listed, you may be subject to insider trading restrictions and/or market abuse laws which may affect your ability to accept, acquire, sell or otherwise dispose of Shares, rights to Shares (e.g., SARs) or rights linked to the value of Shares under the Plan during such times as you are considered to have “inside information” regarding the Company (as defined by the laws in the applicable jurisdictions). Local insider trading laws and regulations may prohibit the cancellation or amendment of orders you placed before you possessed inside information. Furthermore, you could be prohibited from (i) disclosing the inside information to any third party, which may include fellow employees and (ii) “tipping” third parties or causing them otherwise to buy or sell securities. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under the Company’s insider trading policy as may be in effect from time to time. You acknowledge that it is your responsibility to comply with any applicable restrictions, and you should speak to your personal advisor on this matter.
23.    FOREIGN ASSET/ACCOUNT, EXCHANGE CONTROL AND TAX REPORTING. Depending on your country, you may be subject to foreign asset/account, exchange control, tax reporting or other requirements which may affect your ability acquire or hold SARs or Shares under the Plan or cash received from participating in the Plan (including dividends and the proceeds arising from the sale of Shares) in a brokerage/bank account outside your country. The applicable laws of your country may require that you report such SARs, Shares, accounts, assets or transactions to the applicable authorities in such country and/or repatriate funds received in connection with the Plan to your country within a certain time period or according to certain procedures. You acknowledge that you are responsible for ensuring compliance with any applicable requirements and should consult your personal legal advisor to ensure compliance with applicable laws.

24.    WAIVER. You acknowledge that a waiver by the Company of breach of any provision of this Award Agreement shall not operate or be construed as a waiver of any other provision of this Award Agreement, or of any subsequent breach by you or any other participant.

 Notice of Exercise

SVB Financial Group
Attn:  Stock Administration
80 E Rio Salado Parkway Suite 600
Tempe, AZ 85281

I, _____________________ , elect to exercise the following SVB Financial Group Stock Appreciation Rights(s):

Grant	Grant	Number of Shares	Exercise Price	Aggregate
Number:	Date:	to be Exercised:	Per Share:	Grant Price:

			$	$

$

TYPE OF EXERCISE:

☐ CASH(1)	☐ CASHLESS (Sale of underlying shares of SAR to pay tax-related items liability)
	☐ Sell shares	☐ Sell all shares listed above

 BROKER INFORMATION (if applicable):

Firm:	DTC #	Account #
Contact Person:	Phone:	Fax:

☐    I authorize my broker to pay to pay Silicon Valley Bank for the applicable taxes owed.

DELIVERY INSTRUCTIONS FOR SARs SETTLED IN SHARES:
            ☐  Mail certificate to my home address.                          ☐  Deliver electronically to my Broker.

I will (i) provide any additional documents you require pursuant to the terms of the Award Agreement, (ii) pay any withholding taxes resulting from exercise of a SAR.

Very truly yours,

SS#:
Signed
Telephone:
Address
Date:

(1)  The Effective Date of cash exercises is the day cash is received by Stock Administration, unless otherwise notified by Stock Administration as a result of insider trading restrictions.  If delivery is made by US Mail (or overnight courier) the Effective Date is the postmark date (or pick-up date).

APPENDIX A
SVB FINANCIAL GROUP
GLOBAL STOCK APPRECIATION RIGHT AWARD AGREEMENT
APPENDIX FOR NON-U.S. PARTICIPANTS
Terms and Conditions
This Appendix includes additional terms and conditions that govern the SAR granted to you under the Plan if you are in one of the countries listed below. If you are a citizen or resident of a country (or are considered as such for local law purposes) other than the one in which you are currently residing and/or working or if you move to another country after receiving the SAR, the Company will, in its discretion, determine the extent to which the terms and conditions herein will be applicable to you. Certain capitalized terms used but not defined in this Appendix have the meanings set forth in the Plan and/or the Award Agreement.
Notifications
This Appendix may also include information regarding exchange controls and certain other issues of which you should be aware with respect to your participation in the Plan. The information is based on the securities, exchange control, and other laws in effect in the respective countries as of April 2019. Such laws are often complex and change frequently. As a result, the Company strongly recommends that you not rely on the information in this Appendix as the only source of information relating to the consequences of your participation in the Plan because the information may be out of date at the time you exercise the SAR or sell any Shares acquired under the Plan.
In addition, the information contained herein is general in nature and may not apply to your particular situation, and the Company is not in a position to assure you of a particular result. Accordingly, you are advised to seek appropriate professional advice as to how the relevant laws in your country may apply to your situation.
Finally, if you are a citizen or resident of a country other than the one in which you are currently working, or are considered a resident of another country for local law purposes, or if you transfer employment and/or residency to another country after the SAR has been granted, the notifications contained herein may not be applicable in the same manner.
DATA PRIVACY PROVISIONS APPLICABLE TO PARTICIPANTS IN THE EUROPEAN UNION/EUROPEAN ECONOMIC AREA AND THE UK
To the extent that the Company collects, holds, uses or processes Personal Data (as defined below), it shall do so in accordance with its Privacy Notice for Employees. The following section shall be read so as to incorporate all relevant parts of the Company’s Privacy Notice for Employees:
Personal Data Subject to Processing. In addition to the types of personal data listed in the Privacy Notice for Employees, the Company collects, processes and uses the following types of personal data about the Participant in connection with this Award Agreement: details of any shares of stock or directorships held in the Company by the Participant, details of all SARs or any other entitlement to Shares awarded, canceled, settled, vested, unvested or outstanding in the Participant’s favour, which the Company receives from the Participant or the Employer (“Personal Data”).

Purposes and Legal Bases of Processing. The Company processes the Personal Data in accordance with the Company’s Privacy Notice for Employees. The Participant and the Company acknowledge that such Personal Data shall be controlled and processed by the Company for the purpose of performing its contractual obligations under this Award Agreement, granting SARs, implementing and administering and managing the Participant’s participation in the Plan and that the Participant’s consent is not required for the collection, use or transfer of that Personal Data.
Stock Plan Administration Service Providers. In addition to the third parties set out in the Privacy Notice for Employees, the Company transfers Personal Data to Solium Capital, LLC and its affiliated companies (collectively, “Solium”), an independent stock plan administrator with operations, relevant to the Company, in the United States, which assists the Company with the implementation, administration and management of the Plan. The Company’s stock plan administrator acts as an independent data controller and will open an account for the Participant to receive and trade Shares. The Participant will be asked to agree on separate terms and data processing practices with the service provider, which is a condition of the Participant’s ability to participate in the Plan. The Participant understands that the Participant may request a list with the names and addresses of any potential recipients of Personal Data by contacting the Participant’s local human resources representative.

CANADA
Terms and Conditions
The following provisions apply if the Participant is a resident of Quebec:
Language Consent.
The parties acknowledge that it is their express wish that the Award Agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.
Les parties reconnaissent avoir exigé la rédaction en anglais de la convention, ainsi que de tous documents exécutés, avis donnés et procédures judiciaries intentées, directement ou indirectement, relativement à ou suite à la présente convention.
Authorization to Release and Transfer Necessary Personal Information.
You hereby authorize the Company and the Company’s representatives to discuss with and obtain all relevant information from all personnel, professional or not, involved in the administration and operation of the Plan. You further authorize the Company, any Affiliate and the plan administrators to disclose and discuss the Plan with their advisors and to record such information and to keep such information in your employee file.

Notifications
Securities Law Notification.
You are permitted to sell Shares acquired under the Plan through the designated broker appointed under the Plan, if any, provided the resale of Shares acquired under the Plan takes place outside of Canada through the facilities of a stock exchange on which the Shares are listed. The Shares are currently listed on the Nasdaq market in the United States.
Foreign Asset/Account Reporting Information.
Foreign specified property, including Shares and other rights to receive Shares (e.g., the SAR), must be reported annually on a Form T1135 (Foreign Income Verification Statement) if the total cost of the foreign specified property exceeds CAD100,000 at any time during the year. Thus, the SAR must be reported - generally at a nil cost - if the CAD100,000 cost threshold is exceeded because of other foreign specified property. When Shares are acquired, their cost generally is the adjusted cost base (“ACB”) of the Shares. The ACB would ordinarily equal the fair market value of the Shares at the time of acquisition, but if other Shares are also owned, this ACB may have to be averaged with the ACB of the other Shares. The Form T1135 generally must be filed by April 30 of the following year. You should consult with your personal advisor to ensure compliance with the applicable reporting requirements.

CHINA
Terms and Conditions
Form of Payment.

This provision applies only to Participants who are People’s Republic of China (the “PRC”) nationals residing in the PRC, unless otherwise determined by the Company or required by the State Administration of Foreign Exchange or its local authorities (“SAFE”):
The following provision replaces Section 3 of the Award Agreement.
Notwithstanding any other provisions in this Award Agreement or the Plan, the Company shall satisfy its obligation upon your exercise of the SAR (in whole or in part) in a cash payment equal to the local currency equivalent of the Fair Market Value of the Common Stock on the date of exercise minus the Grant Price as shown in the Notice of Grant, multiplied by the number of Shares with respect to which the SAR is exercised. In no event will you be issued Shares upon your exercise of the SAR. Such amounts shall be paid to you in RMB.
GERMANY
Notifications
Exchange Control Information.
Cross-border payments in excess of €12,500 must be reported monthly to the German Federal Bank. No report is required for payments less than €12,500. In case of payments in connection with securities (including proceeds realized upon the sale of Shares), the report must be filed electronically by the 5th day of the month following the month in which the payment was received. The form of report (“Allgemeine

Meldeportal Statistik”) can be accessed via the Bundesbank’s website (www.bundesbank.de) and is available in both German and English. You are responsible for satisfying the reporting obligation.

INDIA
Terms and Conditions
Form of Payment.
The following provision replaces Section 3 of the Award Agreement.
Notwithstanding any other provisions in this Award Agreement or the Plan, the Company shall satisfy its obligation upon your exercise of the SAR (in whole or in part) in a cash payment equal to the local currency equivalent of the Fair Market Value of the Common Stock on the date of exercise minus the Grant Price as shown in the Notice of Grant, multiplied by the number of Shares with respect to which the SAR is exercised. In no event will you be issued Shares upon your exercise of the SAR.

UNITED KINGDOM
Terms and Conditions
Withholding of Taxes.
The following provision supplements Section 10 of the Award Agreement:
Without limitation to Section 10 of the Award Agreement, you agree that you are liable for all Tax-Related Items and hereby covenant to pay all such Tax-Related Items, as and when requested by the Company or the Employer or by Her Majesty’s Revenue and Customs (“HMRC”) (or any other tax authority or any other relevant authority). You also agree to indemnify and keep indemnified the Company and the Employer against any Tax-Related Items that they are required to pay or withhold or have paid or will pay to HMRC (or any other tax authority or any other relevant authority) on your behalf.

Notwithstanding the foregoing, if you are a director or executive officer of the Company (within the meaning of Section 13(k) of the Exchange Act), the immediately foregoing provision will not apply; instead, the amount of any uncollected income tax may constitute a benefit to you on which additional income tax and national insurance contributions may be payable. You are responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for paying the Company or the Employer (as applicable) for the value of any employee national insurance contributions due on this additional benefit, which may also be recovered from you by any of the means referred to in Section 10 of the Award Agreement.

A-4